                                                                     Exhibit 5.3

                       [HOGAN & HARTSON L.L.P. letterhead]

                                 April 25, 2003

Board of Directors
XM Satellite Radio Holdings Inc.
1500 Eckington Place, N.E.
Washington, D.C. 20002

Ladies and Gentlemen:

     We are acting as special counsel to XM Satellite Radio Holdings Inc., a Delaware corporation (the "Company"), in connection with Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to its registration statement on Form S-3, as amended (File No. 333-89132) (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the allocation of an additional $100,000,000 aggregate amount of shares of the Company's Class A common stock, par value $.01 per share (the "Additional Shares"), previously registered under the Registration Statement, which may be issued from time to time pursuant to the Company's Direct Stock Purchase Plan (the "Plan") as described in the prospectus relating to the Plan contained in the Post-Effective Amendment. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R.
ss. 229.601(b)(5), in connection with the Post-Effective Amendment.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1.   An executed copy of the Post-Effective Amendment.

     2. The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on January 17, 2003 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect and the Certificate of Amendment to Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on March 28, 2003 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

     3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

     4. Resolutions of the Board of Directors of the Company adopted at meetings held on May 23, 2002 and March 20, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the Registration Statement and the issuance and sale of the Additional Shares and arrangements in connection therewith.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Post-Effective Amendment, (ii) issuance of the Additional Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration for the Additional Shares specified in the Plan and the resolutions of the Board of Directors, the Additional Shares will be validly issued, fully paid, and nonassessable.

     This opinion letter has been prepared for your use in connection with the Post-Effective Amendment and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Post-Effective Amendment and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                Very truly yours,

                               /s/ HOGAN & HARTSON L.L.P.

                               HOGAN & HARTSON L.L.P.